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Exhibit 10.38

EMPLOYMENT AGREEMENT
("Agreement")

– by and between –

WYNN DEVELOPMENT, LLC.
("Employer")

– and –

WILLIAM TODD NISBET
("Employee")

DATED: as of July 7, 2000

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 7th day of July, 2000, by and between WYNN DEVELOPMENT, LLC ("Employer") and WILLIAM TODD NISBET ("Employee").

WITNESSETH:

        WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3145 Las Vegas Blvd. South, Las Vegas, Nevada, and is engaged in the business of developing and constructing a casino/hotel complex at such principal place of business; and,

        WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

        WHEREAS, Employee is an adult individual residing at 1813 Cedar Flat Lane, Las Vegas, Nevada, 89134; and,

        WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

        WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

        NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

        1.    DEFINITIONS.    As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

          (a)  "Affiliate"—means with respect to a specified Person, any other Person who or which is (i) a principal of the specified Person, (ii) directly or indirectly controlling, controlled by or under common control with the specified Person, or (iii) any member, director, officer or manager of the specified Person. For purposes of this definition, "control", "controlling", "controlled" mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

          (b)  "Anniversary"—means each anniversary date of the Effective Date during the Term of this Agreement (as defined in Section 6 hereof).

          (c)  "Cause"—means

            (i)    the conviction of Employee of a felony by a court of competent jurisdiction,

            (ii)  the indictment of Employee by a state or federal grand jury of competent jurisdiction for embezzlement or misappropriation of Employer's funds or for any act of dishonesty or lack of fidelity towards Employer,

            (iii)  a decree of a court of competent jurisdiction that Employee is not mentally competent or is unable to handle his/her own affairs;

            (iv)  the written confession by Employee of any act of dishonesty towards Employer or any embezzlement or misappropriation of Employer's funds;

            (v)  the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued to the benefit of Employer reimbursing Employer for a loss due the wrongful act or wrongful omission to act of Employee (the occurrence of which shall cause Employee to be indebted to Employer for the greater of either (A) the loss incurred by Employer or (B) the sums paid by Employer to Employee pursuant to thus Agreement),

            (vi)  Employee's breach of the restrictive covenant set forth in Paragraph 11 of this Agreement, or

            (vii) Employee's failure to maintain in force and in good standing any and all licenses, permits and/or approvals required of Employee by the relevant governmental authorities for the discharge of the obligations of Employee under this Agreement, or

            (viii)  Employer's material violation of any statutory or common law duty of loyalty to Employer, Valvino or Wynn;

  provided, however, that Employee's disability due to illness or accident or any other mental or physical incapacity shall not constitute "Cause" as defined herein.

          (d)  "Change of Control"—means the occurrence, after the effective date of this Agreement, of any of the following events:

            (i)    acquisition of the Employer or Valvino by any natural person, any form of business or social organization and any other nongovernmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited-liability company (collectively, a "Person"), other than an Affiliate of the Employer;

            (ii)  the right by any Person other than Valvino or Wynn, to exercise, directly or indirectly, more than fifty percent of the voting rights (collectively "Control") of the members of the Company, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, other than an Affiliate of the Employer;

            (iii)  a change in the majority of the officers of the Company; or

            (iv)  the sale or other transfer or disposition to an unaffiliated third party of all or substantially all of Employer's or Valvino's assets.

          (e)  "Complete Disability"—means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his/her obligations under this Agreement for a period as defined by Employer's local disability plan or plans.

          (f)    "Effective Date"—means the date Employee begins full time employment with Employer, which shall be no later than October 1, 2000, or this Agreement shall be null and void.

          (g)  "Employee"—means Employee as earlier defined in this Agreement.

          (h)  "Employer"—means Employer as earlier defined in this Agreement.

          (i)    "Good Reason"—means

            (i)    without Employee's express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or Employer's Affiliate promptly after receipt of notice thereof given by Employee, (A) a reduction in Employee's annual base salary or any reduction in material compensation or benefits arrangements, (B) the assignment to Employee of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by Employer or Employer's Affiliate which results in a diminution in such position, authority, duties or responsibilities;

            (ii)  without Employee's express written consent, Employer requiring Employee's work location to be other than within twenty-five (25) miles of the location where Employee was principally working immediately prior to a Change of Control; or,

            (iii)  any failure by Employer to obtain the express written assumption of this Agreement from any successor to Employer.

  For purposes of this Agreement, a determination by Employee that Employee has "Good Reason" under this Agreement shall be final and binding on Employer and Employee absent a showing of bad faith on Employee's part.

          (j)    "Prior Employment"—means any prior employment Employee has had with either Employer or Employer's Affiliate.

          (k)  "Separation Payment"—means a lump sum equal to twelve (12) months' of Employee's compensation as set forth in Sections 8(a), (d) and (e) of this Agreement.

          (l)    "Valvino"—means Valvino Lamore, LLC, a Nevada limited liability company.

          (m)  "Wynn"—means Stephen A. Wynn.

        2.    PRIOR EMPLOYMENT.    This Agreement supersedes and replaces any and all prior employment agreements, change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer's Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be the employee of Employer under the terms and pursuant to the conditions set forth in this Agreement.

        3.    BASIC EMPLOYMENT AGREEMENT.    Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a managerial or executive capacity, under a title and with such duties not inconsistent with those set forth in Paragraph 4 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee's duties shall be permitted if it would result in a material reduction in the level of Employee's duties as in effect prior to the change, it being understood that, prior to a Change in Control, no change in Employee's titles or reporting responsibilities shall be a basis for finding a material reduction in the level of duties.

        4.    DUTIES OF EMPLOYEE.    Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Executive Vice President—Project Director for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine, including, but not limited to (i) the efficient and continuous operation of Employer and Employer's Affiliate, (ii) the preparation of relevant budgets and allocation or relevant funds, (iii) the selection and delegation of duties and responsibilities of subordinates, (iv) the direction, review and oversight of all projects under Employee's supervision; (v) and such other and further duties specifically related to such duties as assigned by Employer to Employee. The foregoing notwithstanding, Employee shall devote such time to Employer's Affiliate as required by Employer, provided such duties are not inconsistent with Employee's primary duties to Employer hereunder.

        5.    ACCEPTANCE OF EMPLOYMENT.    Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement.

Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of Employee's normal and customary working time and best efforts solely to the performance of Employee's duties under this Agreement and that, except upon Employer's prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation or any construction, development or design firm not owned by Employer or any of Employer's Affiliates.

        6.    TERM.    Unless sooner terminated as provided in this Agreement, the term of this Agreement (the "Term") shall consist of six (6) years commencing as of the Effective Date of this Agreement and terminating on the sixth Anniversary Date of the Effective Date, together with any extensions of such term which result from the failure to give notice as provided in the following sentence. On the sixth Anniversary Date, and on each Anniversary Date thereafter, the Term shall be automatically extended for an additional one (1) year period unless either party shall have provided the other party ninety (90) days' advance notice of its election not to extend such Term. References herein to the Term of this Agreement shall refer to both the initial Term and any such extended Term which has become effective prior to Employee's termination of employment.

        7.    SPECIAL TERMINATION PROVISIONS.    Notwithstanding the provisions of Paragraph 6 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

          (a)  the death of Employee;

          (b)  the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

          (c)  the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

          (d)  the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that, within ten (10) calendar days of such notice, Employer must tender the Separation Payment to Employee;

          (e)  the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that, within ten (10) days of the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment to Employee;

          (f)    at Employer's sole election in writing as provided in Section 17 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, within ten (10) calendar days of Employer's receipt of Employee's written election, Employer must tender the Separation Payment to Employee;

          (g)  at Employee's sole election in writing as provided in Section 17 of this Agreement, after the cancellation of the first major casino resort development project proposed by Valvino or its Affiliate for the corner of Las Vegas Boulevard and Sands Avenue in Las Vegas, Nevada, provided, however, that, within ten (10) calendar days of Employer's receipt of Employee's written election, Employer must tender the Separation Payment to Employee; or

          (h)  the giving of written notice by Employer to Employee of the termination of this Agreement following a termination of Employee's License (as defined in Section 9(b) of this Agreement).

In the event of a termination of this Agreement pursuant to the provisions of this Section 7(a), (b), (c) or (h), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid through the termination date. In the event of a termination of this Agreement pursuant to the provisions of this Section 7, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer's Affiliates.

        8.    COMPENSATION TO EMPLOYEE.    For and in complete consideration of Employee's full and faithful performance of Employee's duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

          (a)    BASE SALARY.    Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary of Two Hundred Thousand Dollars ($200,000.00) per annum during the Term of this Agreement, payable in such installments as shall be convenient to Employer ("the Base Salary"). Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonuses, profit sharing plans, pension plans, retirement plans, disability or life insurance plan, medical and/or hospitalization plans, or any and all other benefit plans which may be in effect during the Term of this Agreement. Such Base Salary shall be subject to merit reviews on each Anniversary Date of this Agreement and may be increased, but not decreased, as a result of such merit review(s).

          (b)    BONUS COMPENSATION.    Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole, exclusive and unreviewable discretion, may determine. The goals, if any, which Employee must meet or exceed in order to become eligible for bonus compensation shall be determined by Employer in Employer's sole discretion prior to or at the commencement of the period for which such goals may apply. Should Employee voluntarily terminate his employment prior to the expiration of this Agreement, other than as set forth in Section 7(f) and (g), Employee shall be eligible only for a pro-rata calculation of any bonus that might otherwise have been paid for the applicable fiscal period for which bonuses would have next been paid.

          (c)    EMPLOYEE BENEFIT PLANS.    Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plans, pension plans, retirement plans, disability or life insurance plans, medical and/or hospitalization plans, and/or any and all other benefit plans which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer's employees during the Term. Nothing in this Agreement shall limit Employer's or its Affiliates' ability to adopt, amend or terminate any such benefit plans at any time prior to a Change of Control.

          (d)    EXPENSE REIMBURSEMENT.    During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee's reasonable expenses incurred for the benefit of Employer in accordance with Employer's general policy regarding reimbursement, as the same may be amended, modified or changed from time to time. Such reimbursable expenses shall include, but are not limited to, (i) reasonable entertainment and promotional expenses, (ii) gift and travel expenses, (iii) dues and expenses of membership in clubs, professional societies and fraternal organizations (upon Employer's prior approval), and (iv) the like. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses in accordance with the then applicable guidelines of the Internal Revenue Service so as to entitle Employer to a deduction for such expenses.

          (e)    VACATIONS AND HOLIDAYS.    Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer's standard policy therefor, but in no event less than two (2) weeks each of the first two (2) years of the Term and three (3) weeks for each of the next four (4) years of the Term, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer's option, an equivalent number of paid days off) in accordance with Employer's standard policy therefor.

          (f)    LONG TERM INCENTIVE COMPENSATION.    Employee's long-term compensation shall be governed by the separate letter dated 7/10/2000 from Stephen A. Wynn to Employee, a true and correct copy of which is attached hereto as Exhibit "A".

        9.    LICENSING REQUIREMENTS.

          (a)  Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities ("the Commission") pursuant to the provisions of the relevant gaming regulatory statutes ("the Gaming Acts") and the regulations promulgated thereunder ("the Gaming Regulations"). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (1) an approval of this Agreement by the Commission is not required for Employee to carry out his duties and responsibilities set forth in Section 4 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval and (iii) this Agreement is not so approved by the Commission, this Agreement shall immediately terminate and shall be null and void.

          (b)  If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval ("the License") as issued by the Commission pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Commission refuses to originally issue or renew Employee's License, Employee, at Employer's sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure the Commission's approval, respectively. The foregoing notwithstanding, if the source of the objections or the Commission's refusal to renew Employee's License arise as a result of any of the events described in Paragraph 1(c) of this Agreement, Employer's obligations under this Paragraph 9 shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Paragraph 9.

          (c)  Employer and Employee hereby covenant and agree that the provisions of this Paragraph 9 shall apply in the event Employee's duties require that Employee also be licensed by such relevant governmental agencies other than the Commission.

        10.    CONFIDENTIALITY.    Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer's confidential data, including but not limited to (i) information, drawings, sketches, plans or other documents concerning Employer's business or development plans, customers or suppliers or those of Employer's Affiliates, (ii) Employer's or its Affiliates' development, design, construction or marketing methods or techniques, or (iii) Employer's trade secrets and other "know-how" or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Paragraph 10 shall not expire, shall survive this Agreement and shall be binding upon Employee without regard to the passage of time or other events.

        11.    RESTRICTIVE COVENANT/NO SOLICITATION.

          (a)  Employee hereby covenants and agrees that, during the Term of this Agreement or for such longer period so long as Employer pays to Employee the compensation set forth in Paragraph 8(a) of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer's Affiliates, in or about any market in which Employer or Employer's Affiliates have or plan gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Paragraph 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public. Notwithstanding the foregoing, the provisions of this Section 11(a) shall not apply in the event of a termination of this Agreement pursuant to either Section 7(d) or Section 7(f) of this Agreement.

          (b)  Employee hereby further covenants and agrees that, during the Term of this Agreement and for a period of one (1) year following the expiration of the Term of this Agreement, Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer's Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer's Affiliates, in or about any market in which Employer or Employer's Affiliates have or plan gaming operations.

        12.    BEST EVIDENCE.    This Agreement shall be executed in original and "Xerox" or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

        13.    SUCCESSION.    This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

        14.    ASSIGNMENT.    Employee shall not assign this Agreement or delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Paragraph 14 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely.

        15.    AMENDMENT OR MODIFICATION.    This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

        16.    GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction where Employer's principal place of business is located in effect on the Effective Date of this Agreement.

        17.    NOTICES.    Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Wynn Development, LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109
WITH A COPY THAT SHALL NOT BE NOTICE TO:	Valvino Lamore, LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: General Counsel
TO EMPLOYEE:	William Todd Nisbet 1813 Cedar Flat Lane Las Vegas, NV 89134

        All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Paragraph 17.

        18.    INTERPRETATION.    The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

        19.    SEVERABILITY.    In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

        20.    DISPUTE RESOLUTION.    Except for equitable actions seeking to enforce the provisions of Paragraphs 10 and 11 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in the state and county where Employer's principal place of business is located, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in the state and county where Employer's principal place is located, in accordance with Employer's or Employer's Affiliates' arbitration policy governing employment disputes. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

        21.    WAIVER.    None of the terms of this Agreement, including this Paragraph 21, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

        22.    PAROL.    This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer's Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee's employment with Employer or Employer's Affiliates.

        IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN DEVELOPMENT, LLC		EMPLOYEE
By:	/s/ KENNETH WYNN Kenneth Wynn President	/s/ WILLIAM TODD NISBET William Todd Nisbet

EXHIBIT A

July 10, 2000

Mr. Todd Nisbet
HAND DELIVERED

Dear Mr. Nisbet:

        Desert Inn is now owned by Valvino Lamore LLC ("Owner"). Owner is at the present time pursuing equity financing for the construction of a new facility on the site of the Desert Inn casino. It is not clear at this time what form of entity will ultimately be used as the vehicle for such financing or for the ownership of the new facility (such entity is referred to as the "Casino Company"). Furthermore, until the completion of such arrangements, the ownership interest of the new equity participants in the Casino Company and the cost and terms of such equity investment will not be known.

        You have entered into a long-term employment agreement with Owner which contemplates that you will receive an equity participation in the Casino Company. For the reasons discussed in the first paragraph, it is not possible to specify the exact amount or the exact form of the equity participation that you are to receive pursuant to your employment contract. The purpose of this letter agreement is to describe the minimum level of equity participation to be provided as incentive compensation and the essential terms under which participation is to be granted:

          1.    Your equity interest will be in the form of an option to purchase an interest in the Casino Company (the "Option"). The Option shall be not be transferable. The term of the Option shall be 10 years.

          2.    If the Casino Company is organized as a corporation, the Option will provide for the purchase of at least that number of shares of common stock equal to one percent of the common stock ownership of Stephen A. Wynn ("Wynn") after the completion of the original round of equity financing. Such percentage shall be calculated on a fully diluted basis, assuming the exercise of all outstanding options or conversion rights with respect to the equity of the Casino Company. The exercise price of the Option will be equal to the effective cost per share of the common stock held in the Casino Company by Wynn after the completion of the original round of equity financing.

          3.    If the Casino Company is organized as a limited liability company or similar non-corporate entity, the Option will provide for the purchase of units in the LLC with a share of profits and losses equal to one percent of the share of profits and losses owned by Wynn after the completion of the original round of equity financing (and a capital interest equal to the aggregate exercise price). Such percentage shall be calculated on a fully diluted basis, assuming the exercise of all outstanding options or conversion rights with respect to the equity of the Casino Company. The exercise price of the Option will be equal to the effective cost per unit held in the Casino Company by Wynn after the completion of the original round of equity financing.

          4.    The Option shall vest on a single vesting date that is six years after the effective date of your employment agreement. If your employment is terminated with cause for any reason before the vesting date, you shall forfeit the Option and the Option shall terminate immediately.

          5.    The Option shall provide for early exercise prior to vesting in order to permit you to effect an election under Section 83(b) of the Internal Revenue Code. Any stock or units received pursuant to such early exercise shall be subject to repurchase at the exercise price if your employment is terminated for any reason before the vesting date. Until such time as the Casino Company becomes a publicly traded company, vested stock or units received pursuant to the Option will be subject to repurchase at the then fair market value of such stock or units if your employment is terminated for any reason after the vesting date.

          6.    The Option shall provide for customary dilution adjustments for stock dividends, stock splits and similar corporate transactions, but shall not be protected from dilution in connection with subsequent equity financings or similar events.

          7.    In the sixth year of your employment contract (unless your employment has been terminated before that time for any reason) you will be paid a bonus equal to the exercise price of the Option.

          8.    Stock or units purchased pursuant to the Option (whether vested or unvested) shall be subject to any shareholders or operating agreements or other restrictions imposed on other shareholders or unit holders of the Casino Company, and exercise of the Option shall be contingent upon execution of any documentation reasonably required by the Casino Company to implement such agreements and restrictions.

          9.    Exercise of the Option shall be contingent on your obtaining any licenses or approvals required by applicable gaming regulations.

          10.  The Option and agreements described herein shall constitute a material consideration of your employment.

        Please sign and acknowledge your agreement to the foregoing where indicated below.

Valvino Lamore, LLC

/s/ STEPHEN A. WYNN by Stephen A. Wynn
AGREED AND ACKNOWLEDGED
/s/ TODD NISBET Todd Nisbet

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Exhibit 10.38
WITNESSETH